     [LOGO]

                        TRICON GLOBAL RESTAURANTS, INC.
                               1441 Gardiner Lane
                           Louisville, Kentucky 40213

                                                                  March 30, 1998

Dear Fellow Shareholders:

    On behalf of your Board of Directors, we are pleased to invite you to attend the 1998 Annual Meeting of Shareholders of Tricon Global Restaurants, Inc. The meeting will be held on Tuesday, May 19, 1998, at 9:30 a.m., local time, at the Yum Center at 1900 Colonel Sanders Lane in Louisville, Kentucky.

    This will be our first shareholder meeting as a publicly-owned company. At this meeting, you will be asked to elect four directors and to ratify the Board's selection of independent accountants to audit the Company's financial statements for 1998. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

    An admission ticket and directions to the meeting are attached to the accompanying proxy card. Please retain the admission ticket and bring it with you if you plan to attend the meeting.

                                          Sincerely,

                                                     [SIG]
                                          ANDRALL E. PEARSON
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                    [SIG]
                                          DAVID C. NOVAK
                                          VICE CHAIRMAN AND PRESIDENT

     [LOGO]

                        TRICON GLOBAL RESTAURANTS, INC.
                               1441 Gardiner Lane
                           Louisville, Kentucky 40213

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

To Our Shareholders:

    The Annual Meeting of Shareholders of Tricon Global Restaurants, Inc. will be held at the Yum Center at 1900 Colonel Sanders Lane, Louisville, Kentucky, on Tuesday, May 19, 1998 at 9:30 a.m., local time, for the following purposes:

        (1) To elect four directors to serve until the 2001 annual meeting and until their successors are elected and qualified;

        (2) To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 26, 1998; and

        (3) To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 20, 1998 are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                                         [SIG]

                                          CHRISTIAN L. CAMPBELL
                                          SECRETARY

March 30, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
GENERAL INFORMATION ABOUT THE MEETING......................................................................           1
  Quorum and Voting........................................................................................           1
  Solicitation Expenses....................................................................................           2
  Admission to Annual Meeting..............................................................................           2

ELECTION OF DIRECTORS......................................................................................           2
  Board of Directors.......................................................................................           2
  Meetings of the Board of Directors.......................................................................           5
  Committees of the Board of Directors.....................................................................           5
  Compensation of Directors................................................................................           6
  Compensation Committee Interlocks and Insider Participation..............................................           6
  Section 16(a) Beneficial Ownership Reporting Compliance..................................................           7
  Stock Ownership of Certain Beneficial Owners and Management..............................................           7

EXECUTIVE COMPENSATION.....................................................................................           9
  Summary of Cash and Certain Other Compensation...........................................................           9
  Stock Option Grants......................................................................................          10
  Option Exercises and Holdings............................................................................          11
  Long-Term Incentive Plan Awards..........................................................................          11
  Pension Plans............................................................................................          12
  Employment Agreements....................................................................................          13
  Certain Transactions.....................................................................................          13

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION....................................................          14

PERFORMANCE GRAPH..........................................................................................          18

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS..........................................................          19

SHAREHOLDER PROPOSALS......................................................................................          19

OTHER MATTERS..............................................................................................          19

                        TRICON GLOBAL RESTAURANTS, INC.
                               1441 Gardiner Lane
                           Louisville, Kentucky 40213

                            ------------------------

                                PROXY STATEMENT
                        FOR ANNUAL MEETING TO BE HELD ON
                                  MAY 19, 1998

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Tricon Global Restaurants, Inc., a North Carolina corporation ("Tricon" or the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held at 9:30 a.m. (Eastern Daylight Savings Time), on Tuesday, May 19, 1998, at the Yum Center, at 1900 Colonel Sanders Lane, Louisville, Kentucky, for the purposes set forth in the accompanying Notice of the meeting. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders commencing on or about March 30, 1998.

    The Company was formed in May 1997 as a wholly-owned subsidiary of PepsiCo, Inc. ("PepsiCo") as part of PepsiCo's plan to distribute its restaurant businesses to its shareholders. The Company became independent of PepsiCo upon distribution by PepsiCo of its Tricon shares to PepsiCo shareholders on October 6, 1997 (the "Spin-Off").

                     GENERAL INFORMATION ABOUT THE MEETING

QUORUM AND VOTING

    The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also abstain from voting on the proposal to ratify the selection of independent auditors for the 1998 fiscal year. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter.

    Only shareholders of record at the close of business on March 20, 1998 are entitled to vote at the Annual Meeting. As of March 20, 1998, there were 152,257,282 shares of the Company's Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting.

    Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments in accordance with the choices specified on the proxy. If no choices are specified, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for the nominees for election as directors and for the ratification of independent auditors for the 1998 fiscal year. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting.

Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the inspectors of election in writing prior to voting of the proxy. Beneficial owners who intend to vote shares at the meeting should obtain a legal proxy or power of attorney from their broker and present it at the meeting to establish their right to vote such shares.

    If you are a participant in the Capital Stock Purchase Program, shares of Common Stock held in your account may be voted through the proxy card accompanying this mailing. The administrator of this program, as the share owner of record, may only vote the shares for which it has received directions to vote from participants.

    If you are a participant in the Tricon Long Term Savings Program ("Plan"), you may use the accompanying proxy card to direct the trustee of the Plan to vote shares of Common Stock you beneficially own under the Plan. In accordance with the Plan terms, if your proxy card for Plan shares is not returned, those shares will not be voted.

SOLICITATION EXPENSES

    The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $12,500 plus expenses for these services. In addition to the solicitation of proxies by mail, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

ADMISSION TO ANNUAL MEETING

    If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and return the proxy card with the "Annual Meeting" box marked. A beneficial owner who plans to attend the meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership, such as a bank or brokerage firm account statement, to the Company's transfer agent, BankBoston, N.A., P.O. Box 8038, Boston, Massachusetts 02266-8038. Admittance to the annual meeting will be based upon availability of seating.

    Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions desk.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

BOARD OF DIRECTORS

    The Board of Directors is presently divided into three classes consisting of four directors each. Each class is elected for a three-year term expiring in successive years. The nominees for election as Class I directors are Robert Holland, Jr., Sidney Kohl, David C. Novak and Jackie Trujillo. The Board of Directors has nominated each of these individuals for reelection at the annual meeting. If elected, Messrs. Holland, Kohl and Novak and Ms. Trujillo will hold office until the annual meeting of shareholders in 2001 and until their respective successors have been elected and qualified.

    Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the four nominees receiving the greatest number of votes for Class I directors will be deemed elected directors. Unless a shareholder specifies otherwise, the proxies received in response to this solicitation will be voted in favor of the election of the four nominees for Class I directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board of Directors. The Board of Directors has no reason to believe that any of said nominees will be unwilling or unable to serve if elected.

    The following pages contain certain information regarding each of the nominees for election as directors at this year's annual meeting and each continuing director. Each nominee and continuing director was first elected a director of the Company in 1997. Stock ownership information for each nominee and continuing director is presented on page 8.

NOMINEES FOR CLASS I DIRECTORS--TERMS EXPIRING IN 2001

--------------------------------------------------------------------------------

    ROBERT HOLLAND, JR. is the owner and Chief Executive Officer of WorkPlace Integrators, Michigan's largest Steelcase office furniture dealer. Prior to his current position, he was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. from 1995 through 1996. From 1981 to 1984 and from 1991 to 1995, Mr. Holland served as Chairman and CEO of Rokher-J, Inc., which participates in business development projects and provides strategy development assistance to senior management of major corporations. From 1984 to 1987, he was Chairman and Chief Executive Officer of City Marketing, a beverage distribution company in Detroit, Michigan. From 1987 to 1990, he was Vice President, and from 1990 to 1991, he was Chairman of Gilreath Manufacturing, Inc., a full-service custom plastic injection molding company. Mr. Holland is also a director of Mutual of New York, TruMark Inc., Frontier Corporation, A C Nielsen Corporation and Olin Corporation. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 56.

    SIDNEY KOHL, along with other family members, developed Kohl's Food Stores, Wisconsin's largest supermarket chain, and Kohl's Department Stores, now a national (New York Stock Exchange) department store chain. He served as President and then Chairman when the two entities were sold in 1972. Since 1980, Mr. Kohl has been the president of the Sidney Kohl Company which develops, owns and manages substantial commercial and residential property. Mr. Kohl also serves on the Board of Kinko's, Inc. and Alliant FoodService, Inc. (formerly Kraft Food Service). He was elected a Director of Tricon effective October 7, 1997, and is a member and Chairperson of the Audit Committee. Age 67.

    DAVID C. NOVAK became Vice Chairman of the Board and President of Tricon on October 21, 1997. He was elected a Director of Tricon effective October 7, 1997. Mr. Novak previously served as Group President and Chief Executive Officer, KFC and Pizza Hut from August 1996 to July 1997, at which time he became acting Vice Chairman of Tricon. Mr. Novak joined Pizza Hut in 1986 as Senior Vice President, Marketing. In 1990, he became Executive Vice President, Marketing and National Sales, for Pepsi-Cola Company. In 1992 he became Chief Operating Officer, Pepsi-Cola North America, and in 1994 he became President and Chief Executive Officer of KFC North America. Mr. Novak is a member of the Executive/ Finance Committee and Nominating Committee. Age 45.

    JACKIE TRUJILLO has been Chairman of the Board of Harman Management Corporation, one of KFC's largest franchisees since 1995. She joined the KFC organization in 1953 and held various positions, becoming Executive Vice President of Operations in 1983, with responsibility for operations of KFC restaurants in Utah, Colorado, Washington and Northern California. From 1987 to 1995, she served as Executive Vice Chairman of Harman Management Corporation. She was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 62.

--------------------------------------------------------------------------------

CLASS II DIRECTORS--TERMS EXPIRING IN 1999

--------------------------------------------------------------------------------

    JAMES DIMON has been a director of Travelers Group Inc. since September 1991. He is President and Chief Operating Officer of Travelers Group Inc. He is also the Co-Chairman of the Board and Co-Chief Executive Officer of Salomon Smith Barney Holdings Inc. ("Salomon Smith Barney"), the immediate parent company of Smith Barney Inc. and Salomon Brothers Inc. Mr. Dimon has been a director of Travelers Property Casualty Corp. since 1996. From May 1988 to June 1995 he was Chief Financial Officer of Travelers Group Inc. He was from May 1988 to September 1991, Executive Vice President of Travelers Group Inc. Mr. Dimon was Chief Operating Officer of Smith Barney until January 1996 and was Senior Executive Vice President and Chief Administrative Officer of Smith Barney from 1990 to 1991. From March 1994 to January 1996 he was Chief Operating Officer of the predecessor to Salomon Smith Barney. Mr. Dimon is a trustee of New York University Medical Center and a director of the Center on Addiction and Substance Abuse, the National Association of Securities Dealers, Inc. and a member of the Nominating Committee of the New York Stock Exchange, Inc. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and Audit Committee. Age 42.

    MASSIMO FERRAGAMO is President and Vice Chairman of Moda Imports, Inc., a subsidiary of Salvatore Ferragamo Italia, which controls sales and distribution of Ferragamo products in North America. Mr. Ferragamo has held this position since 1985. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 40.

    ROBERT J. ULRICH is Chairman and Chief Executive Officer of Dayton Hudson Corporation and Target Stores. He became President of Dayton Hudson Department Store Company in 1984 and President of Target Stores in late 1984. He became Chairman and Chief Executive Officer of Target Stores in 1987 and assumed his additional present position with Dayton Hudson Corporation in 1994. Mr. Ulrich is also a director of Dayton Hudson Corporation. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 54.

    JEANETTE S. WAGNER is President of Estee Lauder International, Inc., the largest subsidiary of The Estee Lauder Companies, Inc. Ms. Wagner's career at Estee Lauder has included marketing and general management assignments domestically and internationally. She assumed her present position in 1986. Ms. Wagner is also a director of American Greetings Corp. She was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 68.

--------------------------------------------------------------------------------

CLASS III DIRECTORS--TERMS EXPIRING IN 2000

--------------------------------------------------------------------------------

    D. RONALD DANIEL has been a director of McKinsey & Company since 1968. He joined McKinsey & Company in 1957 and held various positions with the firm, including Managing Director from 1976 to 1988. Mr. Daniel is a member of the Harvard Corporation, the Harvard Board of Overseers, and is the Treasurer of Harvard University. Mr. Daniel is also a member of the boards of WNET/Thirteen, New York's public television station, the Brookings Institution, Rockefeller University and the Markle Foundation. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and the Compensation Committee. Age 68.

    KENNETH G. LANGONE is the founder, and since 1974, has been Chairman of the Board, Chief Executive Officer and President, of Invemed Associates, Inc., a New York Stock Exchange firm engaged in investment banking and brokerage. He is a founder of Home Depot, Inc. and has been a director since

1978. He is also a director of DBT Online, Inc., and Unifi, Inc. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 62.

    ANDRALL E. PEARSON became Chairman of the Board of Tricon effective August 15, 1997, and Chief Executive Officer of the Company effective October 21, 1997. Mr. Pearson previously served as an operating partner of Clayton, Dubilier & Rice, a leveraged buy-out firm, from 1993 to 1997. He was President and Chief Operating Officer of PepsiCo, Inc. from 1971 through 1984 and served on PepsiCo's Board of Directors for 26 years, retiring in April 1996. From 1985 to 1993 he was a tenured professor at Harvard Business School. Mr. Pearson is also a director of Alliant FoodService, Inc., Kinko's Inc., May Department Stores Company, DBT Online, Inc. and Travelers Group Inc. He is also a trustee of the New York University Medical Center and Good Samaritan Medical Center in Palm Beach, Florida. He is a member and Chairperson of the Executive/Finance Committee and the Nominating Committee. Age 72.

    JOHN L. WEINBERG is Senior Chairman of Goldman, Sachs & Co., a position he has held since 1990. Mr. Weinberg has served as an investment banker with Goldman, Sachs & Co. since 1950. He became a Partner in 1956, Senior Partner and Co-Chairman of the Management Committee in 1976, and was Senior Partner and Chairman of the Management Committee from 1984 until 1990. He is also a director of Champion International Corporation, Knight-Ridder, Inc. and Providian Corporation. He became a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and the Compensation Committee, of which he is Chairperson. Age 73.

--------------------------------------------------------------------------------

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors met two times during fiscal 1997. All directors attended all of the meetings of the Board and the committees of which they were members except for Mr. Daniel who was unable to attend one Board and one Compensation Committee meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has standing Audit, Compensation, Executive/Finance and Nominating Committees. All members of the Audit and Compensation Committees are non-employee directors.

    AUDIT COMMITTEE. The Audit Committee consists of James Dimon, Massimo Ferragamo, Robert Holland, Jr., Jackie Trujillo and Sidney Kohl, who serves as Chairperson. The Audit Committee's responsibilities include: (i) recommending to the Board the selection, retention or termination of the Company's independent auditors; (ii) approving the level of non-audit services provided by the independent auditors; (iii) reviewing the scope and results of the work of the Company's internal auditors; (iv) reviewing the scope and approving the estimated cost of the annual audit; (v) reviewing the annual financial statements and the results of the audit with management and the independent auditors; (vi) reviewing with management, the Company's internal auditors and the independent auditors the adequacy of the Company's system of internal accounting controls; (vii) reviewing with management and the independent auditors any significant recommendations made by the auditors with respect to changes in accounting procedures and internal accounting controls; (viii) ensuring that the Company has the appropriate systems and processes in place to be sure that the Company is in compliance with all applicable laws and regulations; and (ix) reporting to the Board on the results of its review and making recommendations as it may deem appropriate. The Audit Committee met one time during fiscal 1997.

    COMPENSATION COMMITTEE. The Compensation Committee consists of D. Ronald Daniel, Kenneth G. Langone, Robert J. Ulrich, Jeanette S. Wagner and John L. Weinberg, who serves as Chairperson. The Compensation Committee's responsibilities include: (i) reviewing and submitting to the Board of Directors recommendations concerning the Company's compensation philosophy; (ii) administering Tricon's Long Term Incentive Plan, Executive Incentive Compensation Plan and other executive plans; (iii) approving, or referring to the Board of Directors for approval, changes in such plans and the compensation programs to which they relate; (iv) reviewing and approving the compensation of senior executives of the Company; (v) appraising the performance of the chief executive officer and other senior executives; (vi) reviewing management succession planning; and (vii) reviewing periodically directors' compensation. The Compensation Committee met one time in fiscal 1997.

    EXECUTIVE/FINANCE COMMITTEE. The Executive/Finance Committee consists of D. Ronald Daniel, James Dimon, David C. Novak, John L. Weinberg and Andrall E. Pearson, who serves as Chairperson. The Executive Committee exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company consistent with applicable law while the Board of Directors is not in session. The Executive/Finance Committee did not meet in fiscal 1997.

    NOMINATING COMMITTEE. The Nominating Committee consists of D. Ronald Daniel, James Dimon, David C. Novak, John L. Weinberg and Andrall E. Pearson, who serves as Chairperson. The Nominating Committee: (i) identifies suitable candidates for Board members; (ii) proposes to the Board a slate of directors for election by the shareholders at each annual meeting; and (iii) proposes candidates to fill vacancies on the Board based on qualifications it determines to be appropriate. The Nominating Committee did not meet during fiscal 1997.

COMPENSATION OF DIRECTORS

    Employee Directors do not receive additional compensation for serving on the Board of Directors. Non-employee Directors receive an annual cash retainer of $50,000 and an annual grant of options to buy $50,000 worth of Tricon's Common Stock at a price equal to the fair market value of Tricon Common Stock on the date of grant. Non-employee Directors also receive a one-time stock grant with a fair market value of $25,000 on the date of grant upon joining the Board, payment of which will be deferred until termination from the Board. Directors may also defer payment of their retainers pursuant to the Directors Deferred Compensation Plan. Deferrals may not be made for less than one year. For the first year, the cash retainer will be paid in Common Stock of the Company. For the first year only, non-employee Directors will receive a Board meeting fee of $1,500 for each Board meeting in excess of eight during such year and a Committee meeting fee of $1,000 for each Committee meeting in excess of eight during such year. The Company also pays the premiums on directors' and officers' liability and business travel accident insurance policies covering the Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1997, members of the Compensation Committee were John L. Weinberg, D. Ronald Daniel, James Dimon, Kenneth G. Langone and Robert J. Ulrich. Mr. Weinberg is Senior Chairman of Goldman, Sachs & Co. Late in 1997, Tricon retained Goldman, Sachs & Co. to provide investment banking and financial advisory services. Andrall E. Pearson, Chairman of the Board and Chief Executive Officer of the Company, is a director and member of the compensation committee of Travelers Group, of which James Dimon is President, Chief Operating Officer and a director. Mr. Dimon is a Director and was a member of Tricon's Compensation Committee for one meeting in 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than ten percent shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during fiscal 1997, except one filing by Robert L. Carleton, Senior Vice President and Controller of Tricon, who inadvertently filed late due to an administrative oversight.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Tiger Management L.L.C. ("Tiger Management") and Tiger Performance L.L.C. ("Tiger Performance") filed an amended Schedule 13G with the Securities and Exchange Commission on February 13, 1998 disclosing that, as of December 31, 1997, they beneficially owned 10.8% (16,494,100 shares) of the outstanding Tricon Common Stock. The address of Tiger Management and Tiger Performance is 101 Park Avenue, New York, New York 10178.

STOCK OWNERSHIP OF MANAGEMENT

    The following table shows the beneficial ownership of Tricon's Common Stock as of February 17, 1998 by (i) each of the Company's continuing directors and nominees for election as directors, (ii) each of the executive officers of the Company named in the summary compensation table, and (iii) all directors and executive officers as a group. Except as otherwise noted, each of the following persons and their family members has sole voting and investment power with respect to the shares of common stock beneficially owned by him or her. None of the following persons or group hold in excess of one percent of Tricon's Common Stock. Tricon's stock ownership guidelines call for the Chairman to own Tricon Common Stock

(or deferral plan units) with a value equal to 7.5 times salary within five years and for other executive officers to own from 3 to 5 times salary within five years.

                                        SHARES
                                     BENEFICIALLY   DEFERRAL
NAME                                    OWNED       PLANS(1)    TOTAL
-----------------------------------  ------------   --------   -------
Andrall E. Pearson.................     15,401        55,259    70,660
David C. Novak.....................        716(2)     85,561    86,277
D. Ronald Daniel...................      2,581(3)      2,312     4,893
James Dimon........................    109,581(3)(4)    2,312  111,893
Massimo Ferragamo..................      6,581(3)      2,312     8,893
Robert Holland, Jr. ...............      1,581(3)      2,312     3,893
Sidney Kohl........................     29,581(3)(5)    2,312   31,893
Kenneth G. Langone.................    153,103(3)        790   153,893
Jackie Trujillo....................      2,061(3)(6)    2,312    4,373
Robert J. Ulrich...................      1,581(3)      2,312     3,893
Jeanette S. Wagner.................      1,581(3)      2,312     3,893
John L. Weinberg...................     53,561(3)(7)    2,312   55,873
Peter A. Bassi.....................        853(2)     35,804    36,657
Robert L. Carleton.................      6,801(2)     21,757    28,558
Peter C. Waller....................          0         9,513     9,513
All Directors and Executive
  Officers as a Group (25
  persons).........................    401,001(2)    311,471   712,472

------------------------

(1) Units denominated as Common Stock equivalents held in deferred compensation accounts under the Director Deferred Compensation Plan and the Executive Incentive Deferral Plan. Amount payable under these plans may, in the Company's discretion, be paid in cash or Common Shares of the Company. Also includes with respect to each non-employee director 790 shares representing the $25,000 initial stock grant payable to non-employee directors after they leave the Board.

(2) Share amounts include any shares held pursuant to the Tricon Long Term Savings Program which will be subject to the voting direction of such persons at the Annual Meeting: Mr. Novak, 251 shares; Mr. Bassi, 4 shares; Mr. Carleton, 4 shares; and all executive officers as a group, 762 shares.

(3) Includes beneficial ownership of 1,581 shares which may be acquired within 60 days pursuant to stock options awarded under employee/director incentive compensation plans.

(4) Includes 6,000 shares held by Mr. Dimon's spouse as custodian for their minor children; and 2,000 shares owned by Mr. Dimon's spouse.

(5) Includes 12,000 shares held in a trust of which Mr. Kohl is trustee.

(6) Includes 480 shares held by the Harman Cafes Employee Profit Sharing Trust of which Ms. Trujillo is a trustee and of which Ms. Trujillo disclaims beneficial ownership.

(7) Includes 2,080 shares held by trusts of which Mr. Weinberg is trustee; and 2,800 shares held by Mr. Weinberg's spouse.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following tables provide information on compensation and stock based awards paid, earned or awarded for the years indicated by Tricon, and its subsidiaries, to Tricon's Chief Executive Officer and its four other most highly compensated executive officers as of the end of the Company's 1997 fiscal year in accordance with the rules of the Securities and Exchange Commission. These five individuals are referred to in this proxy statement as the named executive officers. Amounts shown include compensation paid or awarded to the named executive officers for periods prior to the Spin-Off.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                    -------------------
                                                      ANNUAL COMPENSATION               SECURITIES
                                             -------------------------------------      UNDERLYING
                                                                     OTHER ANNUAL      OPTIONS/SARS        ALL OTHER
  NAME AND PRINCIPAL POSITION       YEAR      SALARY(1)   BONUS(1)   COMPENSATION      (# SHARES)(2)     COMPENSATION
--------------------------------  ---------  -----------  ---------  -------------  -------------------  -------------
Andrall E. Pearson..............       1997   $ 446,538   $1,300,000   $ 134,135(3)      1,050,000        $ 1,283,333(4)
  Chairman of the Board                1996           0           0            0                 0                  0
  and Chief Executive Officer

David C. Novak..................       1997     619,231   1,748,660        8,167           805,542                  0
  Vice Chairman of the                 1996     433,654     515,170        7,946           568,274                  0
  Board and President

Peter A. Bassi..................       1997     370,911     646,370      215,652(5)              0                  0
  President, Tricon                    1996     316,150     297,210            0           139,242                  0
  Restaurants International

Robert L. Carleton..............       1997     371,626     444,660       27,676(5)         66,437            450,000(6)
  Senior Vice President and            1996     330,058     162,580       11,563                 0                  0
  Controller

Peter C. Waller.................       1997     362,253     472,180       18,233(5)              0                  0
  President and Chief Concept          1996     230,862     114,180      224,448(7)        123,505                  0
  Officer, Taco Bell U.S.A.

------------------------------

(1) Amounts shown include compensation earned by the named executive officers during 1997, including amounts deferred at the election of those officers. Bonuses are generally paid in the year following the year in which they are earned. Mr. Pearson's salary only reflects a partial year since he was first employed in July 1997. For 1997, the bonus shown for Mr. Pearson represents a guaranteed bonus of $450,000 and a one-time hiring bonus of $850,000 awarded pursuant to his employment agreement with the Company. All other bonuses were determined pursuant to the Company's 1997 Executive Incentive Compensation Plan.

(2) The 1996 option grants shown were originally made with respect to PepsiCo. Common Stock. The number shown for 1996 represents the replacement on October 7, 1997 of outstanding unvested PepsiCo stock options under PepsiCo's stock option plans with Tricon options, which was intended to preserve the economic value of forfeited PepsiCo options at the time of the Spin-Off. The number of Common Shares covered by the replacement option was calculated by dividing the number of PepsiCo common shares under the original option by a factor of 0.774283, and the exercise price of the option was decreased by multiplying the original exercise price by the same factor. The factor was determined based on the respective weighted average market values of Tricon and PepsiCo. Common Stock during the ten trading days prior to the Spin-Off. There were no stock appreciation rights awarded.

(3) This amount includes $65,152 for country club dues and $63,618 for tax-related expenses.

(4) Included in this column for Mr. Pearson is a $1,000,000 retirement payment to be made to him following his retirement which is expected to occur on July 1, 2000. Under the terms of his employment agreement, Mr. Pearson will not be entitled to any retirement benefits under Tricon's Salaried Employees Retirement Plan or Pension Equalization Plan. Also included is $283,333 of preferential earnings on deferred compensation.

(5) These amounts include reimbursement for moving and tax-related expenses, respectively, of $141,668 and $73,984 for Mr. Bassi, $11,967 and $15,709 for Mr. Carleton, and $9,295 and $8,938 for Mr. Waller.

(6) This amount represents the retirement payment which will be made to Mr. Carleton following his retirement from Tricon; however, this amount will be reduced by the lump sum present value of any benefit Mr. Carleton earns under the Tricon Salaried Employees Retirement Plan and Pension Equalization Plan.

(7) This amount represents reimbursements paid to Mr. Waller for moving expenses.

STOCK OPTION GRANTS

    The following table presents information with respect to stock option grants that were made during the fiscal year ended December 27, 1997 to each of the named executive officers. All options granted by the Company in 1997 were non-qualified stock options, and no stock appreciation rights ("SARs") were granted in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                               ----------------------------------------------------
                                                NUMBER OF
                                                SECURITIES
                                                UNDERLYING
                                                 OPTIONS      % OF TOTAL
                                                 GRANTED       OPTIONS      EXERCISE                  GRANT DATE
                                                    (#        GRANTED TO      PRICE     EXPIRATION     PRESENT
                    NAME                        SHARES)(1)   EMPLOYEES(2)  ($/SHARE)(3)    DATE        VALUE(4)
---------------------------------------------  ------------  ------------  -----------  -----------  ------------
Andrall E. Pearson...........................    1,050,000         47.93%     31.6328      11/3/07     13,146,751

David C. Novak...............................      263,104         12.01      30.4063      11/3/07      3,166,522
                                                   232,474         10.61      34.4688      1/25/06      3,171,700
                                                   309,964         14.15      34.4688      1/25/11      5,639,517

Peter A. Bassi...............................            0             0            0                           0

Robert L. Carleton...........................       62,488          2.85      30.4063      11/3/07        752,059
                                                     3,949          0.18      34.4688     11/18/07         53,877

Peter C. Waller..............................            0             0            0                           0

------------------------

(1) Mr. Pearson's option grant becomes exercisable in annual one-third increments beginning July 1, 1998. Mr. Novak's option grants become exercisable on November 3, 2001, January 25, 2001 and January 25, 2006, respectively. Mr. Carleton's option grants become exercisable on February 1, 2000. The terms of each option grant provide that if specified corporate control changes occur, all outstanding stock options become exercisable immediately.

(2) The percentages shown are based on total options granted by the Company in 1997 to employees. In 1997, the Company only made new stock option grants to five executive officers, including Messrs. Pearson, Novak and Carleton. Messrs. Pearson and Novak are not expected to receive a stock option grant in 1998.

(3) The exercise price shown is the average of the high and low sales price of the Company's Common Stock on the date of grant, except in the case of Mr. Pearson's grant for which the exercise price represents the average of the high and low sales price for a 15-day trading period following the Spin-Off which was more than the average high/low on the date of grant.

(4) The grant date present values were determined using the Black-Scholes option pricing model. The Black-Scholes present value per option was $12.52 for Mr. Pearson's grant, $12.04, $13.64, and $18.19, respectively, for Mr. Novak's grants, and $12.04 and $13.64, respectively, for Mr. Carleton's grants. The assumptions used in calculating the Black-Scholes present value for the new options were as follows: (a) options are assumed to be exercised at year six except for Mr. Novak's 309,964 grant which was assumed to be exercised in year ten; (b) volatility is 27.5% based on the daily closing stock prices from October 7, 1997 to December 26, 1997 for Tricon, and the monthly closing stock prices for the last three years for McDonald's Corporation and Wendy's International, Inc.; (c) the risk-free rate of return is 5.79% based on the five-year zero coupon treasury average yield for November 1997; and
    (d) the dividend yield is 0%. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period, but prior to the end of the option term, or to the fact that the Company has stock ownership guidelines.

OPTION EXERCISES AND HOLDINGS

    The following table presents information with respect to stock options exercised during the last fiscal year by the named executive officers, as well as the status and current value of unexercised stock options held as of December 27, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED
                                                                           OPTIONS AT                   VALUE OF UNEXERCISED
                                                                       DECEMBER 27, 1997              IN-THE-MONEY OPTIONS AT
                                  SHARES ACQUIRED                          (# SHARES)                    DECEMBER 27, 1997
                                  ON EXERCISE (#      VALUE     --------------------------------  --------------------------------
              NAME                    SHARES)       REALIZED       EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE(1)
--------------------------------  ---------------  -----------  -----------------  -------------  ---------------  ---------------
Andrall E. Pearson..............             0      $       0               0         1,050,000      $       0      $           0
David C. Novak(2)...............             0              0               0         1,373,816              0          3,185,123
Peter A. Bassi(3)...............             0              0               0           139,242              0            733,148
Robert L. Carleton..............             0              0               0            66,437              0                  0
Peter C. Waller.................             0              0               0           123,505              0            675,014

------------------------

(1) The value of in-the-money options is based on the $28.3125 per share closing price of Tricon Common Stock on December 26, 1997 (the last trading day prior to Tricon's fiscal year-end), less the exercise price of the options.

(2) During 1997, Mr. Novak exercised options for 72,974 PepsiCo common shares for a realized value of $2,460,189.

(3) During 1997, Mr. Bassi exercised options for 87,577 PepsiCo common shares for a realized value of $2,394,582.

LONG-TERM INCENTIVE PLAN AWARDS

    The following table presents information with respect to awards made during the last fiscal year to the named executive officers under Tricon's 1997 Long-Term Incentive Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                               NUMBER OF      PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER NON- STOCK
                                             SHARES, UNITS   PERIOD UNTIL                PRICE-BASED PLANS
                                            OR OTHER RIGHTS  MATURATION OR  -------------------------------------------
                   NAME                       (# SHARES)        PAYOUT         THRESHOLD        TARGET       MAXIMUM
------------------------------------------  ---------------  -------------  ---------------  ------------  ------------
Andrall E. Pearson........................             0                0      $       0     $          0  $          0
David C. Novak (1)........................        77,391        1997-2001              0        2,708,694     2,708,694
                                                  82,081        1997-2006              0        3,611,576     3,611,576
Peter A. Bassi............................             0                0              0                0             0
Robert L. Carleton........................             0                0              0                0             0
Peter C. Waller...........................             0                0              0                0             0

------------------------

(1) In November 1997, Mr. Novak received two grants of performance restricted stock units of Tricon's Common Stock in connection with unvested PepsiCo stock options which were forfeited by him upon the Spin-Off. The awards which were made under the Company's 1997 Long Term Incentive Plan may be paid in Common Stock of Tricon or cash at the discretion of the Compensation Committee. Payment of each award is contingent upon continued employment through January 25, 2001, and January 25, 2006, and the attainment by Tricon of a threshold level of net earnings during the measurement period. On January 25, 2001, if he is still employed with Tricon and Tricon attains the net earnings threshold, he will be entitled to receive $2,708,694 in cash or the number of whole shares of the Company's Common Stock the fair market value of which equals $2,708,694. On January 25, 2006, if he is still employed with Tricon and Tricon attains the net earnings threshold, he will be entitled to receive $3,611,576 or the number of whole shares of Tricon Common Stock the fair market value of which equals $3,611,576. This award is designed to preserve the gain attributable to Mr. Novak's forfeited PepsiCo stock options as of the Spin-Off. The number of shares shown assumes a $35 and $44 fair market value at the respective date of payout. The share prices are determined assuming an approximately 5% annual increase in the value of Tricon Common Stock over the term of the award.

   The dollar amounts shown are based upon the actual benefit to be delivered.
    This amount represents the aggregate value of restricted share units of Tricon's Common Stock granted as of Tricon's fiscal year-end.

PENSION PLANS

    The Company has adopted the Tricon Salaried Employees Retirement Plan and Tricon Pension Equalization Plan on terms substantially similar to the comparable PepsiCo plans. The annual benefits payable under these two pension plans to employees with five or more years of service at age 65 are equal to 3% of the employee's highest consecutive five-year average annual earnings multiplied by years of credited service up to ten years of credited service plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

    Under the Tricon plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 1998 for the following pay classifications and years of service are expected to be:

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
REMUNERATION                                               15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$ 250,000............................................  $   85,570  $   97,420  $  109,280  $  121,130  $  132,990
$ 500,000............................................  $  173,070  $  197,420  $  221,780  $  246,130  $  270,490
$ 750,000............................................  $  260,570  $  297,420  $  334,280  $  371,130  $  407,990
$1,000,000...........................................  $  348,070  $  397,420  $  446,780  $  496,130  $  545,490
$1,250,000...........................................  $  435,570  $  497,420  $  559,280  $  621,130  $  682,990
$1,500,000...........................................  $  523,070  $  597,420  $  671,780  $  746,130  $  820,490

    The years of credited service and covered compensation under the Salaried Employees Retirement Plan and Pension Equalization Plan for the covered executive officers named in the Summary Compensation Table are as follows:

                                                        ANDRALL E.     DAVID C.    PETER A.   ROBERT L.    PETER C.
                                                          PEARSON       NOVAK       BASSI      CARLETON     WALLER
                                                       -------------  ----------  ----------  ----------  ----------

Years of Credited Service............................            0            11          25           0           8
Covered Compensation.................................           (1)   $  945,760  $  556,410  $  844,660  $  399,411

------------------------

(1) Under the terms of Mr. Pearson's employment agreement, he will not participate in the Tricon pension plans.

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Andrall E. Pearson under which he will serve as Tricon's Chairman of the Board and Chief Executive Officer until July 1, 2000. The agreement provides for an annual salary of $900,000 and annual incentive compensation awards to be determined by the Company's Board of Directors. However, the guaranteed bonus for 1997 (payable in 1998) was $450,000. The Company also awarded Mr. Pearson a one-time hiring bonus of $850,000 in 1997 which under the terms of the agreement was deferred until the end of his employment and treated as if invested in Tricon Common Stock at a discount under the Tricon Executive Income Deferral Plan. In addition, the Company will make a $1,000,000 retirement payment to Mr. Pearson at the end of his employment term. Mr. Pearson was granted options to purchase 1,050,000 shares of the Company's Common Stock. The exercise price of these options is $31.63 per share, which was the average of the closing prices of Tricon stock for the fifth through the twentieth trading days following October 6, 1997, but not less than the average of the high and low sales price for Tricon's Common Stock on the grant date. One third of the options will vest on each of July 1, 1998, July 1, 1999 and July 1, 2000. They will be exercisable for a period of ten years from the grant date.

    The Company has also entered into an employment agreement with Robert L. Carleton under which he will serve as Tricon's Controller. The agreement provides for a starting salary of $400,000 per year and participation in Tricon's annual incentive plan with a target annual incentive compensation award of 65% of annual salary. The Company also agreed to pay Mr. Carleton a $450,000 hiring bonus in February 1998 which was intended to partially offset the gain attributable to unvested PepsiCo options forfeited by him at the Spin-Off. In addition, the Company will make a $450,000 retirement payment to Mr. Carleton when he retires from Tricon; however, the payment will be reduced by the lump sum present value of any benefit he accrues under the Tricon Salaried Employee Pension Plan and the Tricon Pension Equalization Plan. Mr. Carleton was granted options to purchase 62,488 and 3,949 shares of the Company's Common Stock. The exercise price of these options is $30.41 and $34.47, respectively, which was the fair market value on the date of grant. These options will vest on February 1, 2000, and will be exercisable for a period of ten years from the grant dates.

CERTAIN TRANSACTIONS

    During 1997, affiliates of Harman Management Corporation ("Harman") paid royalties of approximately $8,760,000 to KFC Corporation ("KFC"), a subsidiary of Tricon. In addition, Harman paid KFC approximately $2,040,000 to renew its franchise agreement with KFC. Jackie Trujillo, Chairman of the Board of Harman, is a Director of Tricon.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") is responsible for assisting the Board of Directors in monitoring the Company's compensation arrangements with a view to insuring that the Company continues to attract and retain highly qualified management through competitive compensation and benefit programs, and encouraging extraordinary effort through incentive awards. The Committee establishes basic principles related to the compensation programs of the Company and provides oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation. Particular emphasis is placed on employee share ownership for senior executives and middle management. In addition, the Committee places a high emphasis on incentive compensation, in particular long-term incentives, and providing an overall level of remuneration which is competitive and reflective of performance.

    As previously mentioned, the Company began its independent corporate existence as of the Spin-Off, on October 6, 1997. The Committee was not formed until after the first post Spin-Off meeting of the Board of Directors. Since there was no Committee at the time of the first Board meeting, it was necessary for the non-employee Directors of the Board to decide certain compensation issues at that meeting. Therefore, the report is being signed by all of the non-employee Directors of the Board. The Committee met one time during 1997. In addition, certain compensation arrangements were established by the Compensation Committee of the Board of Directors of PepsiCo, while the Company was a controlled subsidiary of PepsiCo. These arrangements will be discussed in this report; however, the members of the Board signing below are only signing this report with respect to compensation decisions made after the Spin-Off.

COMPENSATION PHILOSOPHY AND PROGRAMS

    In administering senior executive officer compensation, the Committee has established an incentive program tailored for the restaurant industry that is designed to reward superior performance. The Committee's objective is to establish a program which aligns the interests of shareholders, employees and executives. As such, the Committee has established stock ownership guidelines for the 700 most senior executives and managers. The guidelines vary from 7.5 times salary to 0.5 times salary and assume that affected employees will meet or exceed the guidelines within five years of implementation. The Company's long-term incentive stock option program is focused on attracting, retaining and motivating the best restaurant operating unit managers in the industry.

    Senior Human Resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation targets, the Committee uses data provided by the Company which is obtained from independent consultants. The data reflect compensation practices of 21 companies from the restaurant, service, consumer goods and retail industries (the comparator group) who participate in widely distributed surveys. The Committee believes that targeting compensation at a level comparable to other large companies appropriately reflects the labor market for Company executives. Base pay is established at the median level of base pay for the comparator group. Annual incentive compensation is set at the 75th percentile for the comparator group. Long-term incentive targets are set at the 75th percentile for executives and managers who are achieving their ownership guideline. Companies in the comparator group may be included in the S&P Restaurants Index used in the performance graph included in this Proxy Statement; however, the comparator group is not made up exclusively of companies used in that index. As the Company recruits senior executives from outside the restaurant industry, the Committee believes that the broad-based comparator group is a more appropriate basis for comparison.

BASE SALARIES

    The Board and Committee ratified the Company's executive compensation salary structure for 1997 as designed by the PepsiCo Compensation Committee. Base salaries are established around a targeted pay level for each position within each career band. Each position's career band is established based on the median level of base compensation for similar positions in the survey data. The 1997 increases to base salaries were set within the prescribed career band based on an assessment of factors including individual performance, experience and responsibilities. This assessment is not subject to weightings or formulas. Future individual annual salary increases are expected to reflect the position against a targeted salary within the career band, the merit increase budget established by the Company, and individual performance over the prior performance period. Each merit increase budget is expected to be based on survey information of annual salary increase budgets for the comparator group, Company performance and an assessment of the Company's labor costs for management employees.

ANNUAL CASH INCENTIVES

    The Company has established the 1997 Executive Incentive Compensation Plan ("EICP") to motivate the attainment of annual performance objectives. The performance requirement under the EICP is based upon attainment of a pre-established earnings per share ("EPS") target (adjusted for nonrecurring events). No payment is made if a minimum EPS target is not met. Once the EPS target is achieved, the participant is eligible to receive an overall maximum incentive award attributable to the level of EPS attained. The Committee has discretion to decrease (but not increase) the amount payable. Pursuant to the terms of the EICP, the Committee certified results against performance objectives and approved annual incentive awards.

    In exercising its discretion to determine the annual incentives of executive officers (subject to the overall maximums), the Committee reviews executives' participation in one or two programs, both of which were designed and established by the PepsiCo Compensation Committee. Under the first program, the Committee reviews actual performance against restaurant company and individual goals and objectives. These goals and objectives are used to establish a minimum level, a target level, and a maximum level of performance. The restaurant company goals and objectives for executive officers, as established by the PepsiCo Compensation Committee, included cash flow and profit objectives. For each objective, no payment is made if performance fails to meet the minimum level for that objective. Actual performance is measured relative to these levels for each objective in order to determine a percentage. This percentage is applied to each participant's target incentive amount in determining a participant's actual incentive award which may not exceed the overall maximum. Depending on actual performance, the percentage can range from 0 to 180% of the target incentive amount. This same formula is applied to determine incentive awards of eligible nonexecutive officers; however, each operating company has financial targets based on one or more of the following measures: sales, profit and cash flow.

    In addition, some executive officers also participated in a second program. This program set performance targets based on profit and cash flow at each of the restaurant companies. Based on the relationship of actual profit and cash flow to targeted profit and cash flow, a participant could receive between 0% and 100% of the targeted award. For each executive, the incentive paid under this second program, when combined with the incentive paid under the first program, could not exceed the overall maximum annual incentive award permitted under the EICP.

    In keeping with the emphasis on stock ownership, executives have the opportunity to defer all or a portion of their annual incentives into phantom employee stock at a discount; however, to receive payment of this deferral including the discount and any appreciation, participating executives must continue employment with the Company for two years or meet certain retirement or disability criteria.

    Certain named executive officers who were hired during 1997 were not eligible to participate in the EICP for 1997. As part of the terms of their hiring, the PepsiCo Compensation Committee awarded them guaranteed bonus payments. In addition, one other named executive officer received a guaranteed bonus in addition to participating in the EICP.

LONG-TERM INCENTIVES

    The Company provides long-term incentives through the Company's 1997 Long Term Incentive Plan ("LTIP"). The Committee believes that stock ownership by executive and middle management is essential for aligning management's interest with that of shareholders.

    Under the LTIP, the Committee provides long-term incentive awards in the form of stock options and, from time to time, restricted shares. Stock options are the primary long-term incentive of the Company. The number of options granted to each executive officer is related to a guideline number of shares which is established for each eligible career band and which is designed to deliver a predetermined value to each participant. For executive officers these grants were based on the individual's anticipated achievement of their stock ownership guidelines, responsibilities, performance, and future potential. Each option was granted at not less than the fair market value of the underlying Common Stock on the date of grant. Each regular grant of an option is for a term of ten years. The term of a special grant may not exceed 15 years. In general, the options become exercisable four years after the grant date except as noted below, with respect to the conversion of prior PepsiCo awards and one other special one-time grant.

    For 1997, the Company made several grants to executive officers designed to ensure retention of senior management as it became a newly independent entity. Other grants were made to newly hired executive officers and were designed to replace lost income opportunities from previous employers. Except for one executive officer, executive officers receiving these grants are not expected to participate in 1998 stock option awards. Finally, two restricted stock grants were made to the Vice Chairman to replace income lost to him when unvested PepsiCo stock options were canceled at the time of Spin-Off. The value of this award is payable in stock or cash, at the discretion of the Committee. Each restricted stock grant is also subject to a vesting period of three years and eight years (the years remaining on the canceled PepsiCo stock options), respectively.

REPLACEMENT GRANTS

    In addition to the aforementioned stock option grants, all other nonvested outstanding options of employees of the Company under PepsiCo plans as of the closing date of the Spin-Off (including those of the executive officers), were canceled and replaced by the PepsiCo Board with Company options (the "Replacement Options"). The Replacement Options were intended to preserve the economic value of the options at the time of the Spin-Off and continue the vesting schedules and other conditions for exercise of the PepsiCo options they replaced. The aggregate fair market value of the options was maintained by adjusting the per share exercise price of the options and the number of shares that may be purchased under the options.

    The formula to determine per share exercise prices was based on the respective weighted average market values of Tricon and PepsiCo common stock during the ten trading days prior to the Spin-Off.

1997 COMPENSATION OF ANDRALL E. PEARSON

    In 1997, Mr. Pearson entered into a three-year employment agreement with the Company which was approved by PepsiCo, the major terms of which were ratified by the Board's non-employee Directors. Under the Agreement, Mr. Pearson's annual salary was set at $900,000. The amount was determined based on a comparison with other firms in the comparator group. This salary is at the median for the survey group. The reported salary in the Summary Compensation Table differs due to Mr. Pearson's employment beginning mid-year.

    For 1997, Mr. Pearson received an annual incentive award of $450,000. This amount was guaranteed at 100% of annual salary and prorated for his six months of service. In addition, Mr. Pearson received a one-time hiring bonus of $850,000. Both of these amounts were deferred.

    The PepsiCo Compensation Committee granted Mr. Pearson an option award in 1997 of 1,050,000 shares vesting in annual one-third increments beginning July 1, 1998. Once vested, the options are exercisable for ten years from the date of grant. This award was designed to be competitive with the comparator group and to replace lost earnings opportunities from his prior employer.

    The PepsiCo Compensation Committee also awarded Mr. Pearson an additional $1,000,000 special retirement payment which becomes payable to him at the end of his employment period. He will not receive any benefit under Tricon's pension plans.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(m)

    Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the 1997 Executive Incentive Compensation Plan satisfies the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under this plan qualify as performance-based compensation and constitute the majority of aggregate annual incentive payment for the named executive officers except Mr. Pearson. Mr. Pearson's bonus and hiring bonus were not determined under a performance based plan and, thus, may not be deductible to the extent they and other compensation exceed $1 million in the year of payment; however, these awards were deferred and the Company expects that they will be deductible when paid.

    For 1997, the annual salary plus the bonus paid to Mr. Pearson and the other named executive officers were in each case less than one million dollars after deferral of certain amounts into the Executive Income Deferral Plan. While all of these incentive payments may not be performance qualified, it is expected that they will be deductible when paid, since they will be paid after each executive's retirement or termination of employment. The stock option and performance restricted stock unit awards made under the terms of the Long Term Incentive Plan are exempt as performance based compensation for purposes of calculating the one million dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

SUMMARY

    The Compensation Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management, in particular through employee share ownership. The Committee feels that the awards made in 1997 were competitive and appropriate, and serve shareholders' long-term interests.

NON-EMPLOYEE MEMBERS OF THE BOARD OF DIRECTORS

D. Ronald Daniel                                  Kenneth G. Langone
James Dimon                                          Jackie Trujillo
Massimo Ferragamo                                   Robert J. Ulrich
Robert Holland, Jr.                               Jeanette S. Wagner
Sidney Kohl                                         John L. Weinberg

                               PERFORMANCE GRAPH

    The following performance graph compares the cumulative total return of the Company's Common Stock to the S&P 500 Stock Index and to the S&P Restaurants Index for the period from September 17, 1997, the day shares of Tricon's Common Stock began trading on the New York Stock Exchange, to December 26, 1997, the last trading day of the Company's fiscal year. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 17, 1997 and that all dividends were reinvested. The companies included in the S&P Restaurants Index in addition to the Company were as follows: Darden Restaurants, Inc., McDonald's Corporation and Wendy's International, Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                        TRICON     S&P 500    S&P RESTAURANTS
9/17/97                                   100.00     100.00             100.00
9/30/97                                   111.16     100.45             101.35
10/31/97                                  104.08      96.99              96.06
11/28/97                                  116.09     101.32             103.63
12/26/97                                   97.21      99.31              96.46
Indexed Price Performance 9/17/97=100

                        SEPTEMBER 17,    SEPTEMBER 30,    OCTOBER 31,    NOVEMBER 28,     DECEMBER 26,
                            1997             1997            1997            1997             1997
Tricon                          100              111             104             116               97
S & P 500                       100              100              97             101               99
S & P Restaurants               100              101              96             104               96

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                             (ITEM 2 ON PROXY CARD)

    The Board of Directors, upon recommendation of the Audit Committee, has selected KPMG Peat Marwick LLP to audit the Company's financial statements for the fiscal year ending December 26, 1998. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Board of Directors. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    The selection of KPMG Peat Marwick LLP will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP.

                             SHAREHOLDER PROPOSALS

    Shareholders who intend to present proposals for consideration at the 1999 Annual Meeting of Shareholders, and who wish to have their proposals included in the Company's proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Company at its principal executive offices in Louisville, Kentucky on or before November 30, 1998. Proposals should be sent to Secretary, Tricon Global Restaurants, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. All proposals must also comply with the applicable requirements of the federal securities laws in order to be included in the Company's proxy statement and proxy card for the 1999 Annual Meeting.

                                 OTHER MATTERS

    As of the mailing date for this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

March 30, 1998

[LOGO]                   TRICON GLOBAL RESTAURANTS, INC.
                              1998 ANNUAL MEETING

                             Tuesday, May 19, 1998
                                    9:30 AM
                        Tricon Global Restaurants, Inc.
                                   YUM Center
                           1900 Colonel Sanders Lane
                           Louisville, Kentucky 40213

                              ADMISSION TICKET
-------------------------------------------------------------------------------

TRICON'S 1998 ANNUAL SHAREHOLDERS' MEETING WILL BE HELD AT 9:30 A.M. (EASTERN DAYLIGHT SAVINGS TIME) ON TUESDAY, MAY 19, 1998 AT THE YUM CENTER AT 1900 COLONEL SANDERS LANE IN LOUISVILLE, KENTUCKY. IF YOU PLAN TO ATTEND THE
ANNUAL SHAREHOLDERS' MEETING, PLEASE TEAR OFF AND KEEP THE UPPER PORTION OF THIS FORM AS YOUR TICKET FOR ADMISSION TO THE MEETING. YOUR VOTE IS IMPORTANT. THE PROXY VOTING INSTRUCTION CARD BELOW COVERS THE VOTING OF ALL SHARES OF COMMON STOCK OF TRICON GLOBAL RESTAURANTS, INC. WHICH YOU ARE ENTITLED TO
VOTE OR TO DIRECT THE VOTING OF, INCLUDING THOSE SHARES IN TRICON'S CAPITAL STOCK PURCHASE PROGRAM AND LONG TERM SAVINGS PROGRAM.

                  (Please detach proxy card at perforation)
-------------------------------------------------------------------------------

[LOGO]                   TRICON GLOBAL RESTAURANTS, INC.
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
_______________________________________________________________________________

THE UNDERSIGNED HEREBY APPOINTS ANDRALL E. PEARSON, CHRISTIAN L. CAMPBELL AND GREGG R. DEDRICK, AND EACH OF THEM, AS PROXIES WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS DESIGNATED ON THE REVERSE SIDE, FOR DIRECTOR SUBSTITUTES IF ANY NOMINEE BECOMES UNAVAILABLE, AND IN THEIR DISCRETION,
ON MATTERS PROPERLY BROUGHT BEFORE THE MEETING AND ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, ALL OF THE SHARES OF COMMON STOCK OF TRICON GLOBAL RESTAURANTS, INC. WHICH THE UNDERSIGNED HAS POWER TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 1998 OR ANY ADJOURNMENT THEREOF.

NOMINEES FOR DIRECTOR:
     Class I: Robert Holland, Jr., Sidney Kohl, David C. Novak and Jackie Trujillo.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF ELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS.

THIS PROXY WILL BE VOTED AS DIRECTED; IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED AS FOLLOWS:
     FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR;
AND THE PROXIES WILL VOTE
     FOR THE RATIFICATION OF THE ELECTION OF INDEPENDENT ACCOUNTANTS.

THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS TO THE ADMINISTRATOR OR TRUSTEE FOR SHARES BENEFICIALLY OWNED UNDER TRICON GLOBAL RESTAURANTS, INC. CAPITAL STOCK PURCHASE PROGRAM AND THE TRICON GLOBAL RESTAURANTS, INC. LONG TERM SAVINGS PROGRAM.

                                                                 SEE
                                                              REVERSE SIDE
          (CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

[LOGO]
Tricon Global Restaurants, Inc.
c/o Proxy Services
P.O. Box 9380
Boston, MA 02205-9955

                                ADMISSION TICKET
-------------------------------------------------------------------------------


                                     [MAP]


                                  DIRECTIONS
                                  ----------
                                 TO YUM CENTER
                           1900 COLONEL SANDERS LANE
                              LOUISVILLE, KY 40213

Tricon has two buildings which are located directly across from the US Post Office. Based on the following directions, the first entrance is for the Yum Center.

FROM LOUISVILLE AIRPORT: Approximately 3 miles -- Exit the Airport to the East following directions to East I-264 Watterson
                         Expressway. Exit from the right lane onto Poplar Level Road (Exit 14) and turn right at intersection. Get directly into left lane. At the light turn left on Sanita Road. Follow Sanita Road around until you see Tricon on your left. Sanita
                         Road turns into Gardiner Lane. Please follow posted signs from there.

FROM DOWNTOWN:           Take I-65 South to I-264 East, exit from the right
                         lane onto Poplar Level Road (Exit 14) and turn right at intersection. Get directly into left lane. At the light turn left on Sanita Road. Follow Sanita
                         Road around until you see Tricon on your left.
                         Sanita Road turns into Gardiner Lane. Please follow posted signs from there.

FROM CINCINNATI:         Take I-71 South to I-264 West to the Poplar Level
                         Road (Exit 14). At the intersection light, take a left (South) on Poplar Level Road and stay in the left hand lane. At next light turn left onto Sanita
                         Road. Follow Sanita Road around until you see
                         Tricon on your left. Sanita Road turns into Gardiner
                         Lane. Please follow posted signs from there.

FROM LEXINGTON:          Take I-64 West to I-264 West to the Poplar Level
                         Road (Exit 14). At the intersection light, take a left (South) on Poplar Level Road and stay in the left hand lane. At the next light turn left onto Sanita Road. Follow Sanita Road around until you see
                         Tricon on your left. Sanita Road turns into Gardiner
                         Lane. Please follow posted signs from there.

                    (PLEASE DETACH PROXY CARD AT PERFORATION)
-------------------------------------------------------------------------------

/X/ PLEASE MARK VOTES
    AS IN EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                                                 WITHHOLD
                                        FOR      AUTHORITY
1. Election of Directors               /   /       /   /

/   /
      ------------------------------------------------
      To withhold authority to vote for any particular nominee(s) write the name(s) above.

                                        FOR       AGAINST      ABSTAIN
2. Ratification of Election of         /   /       /   /        /   /
   Independent Accountants


If you receive more than one Annual Report at the address set forth on this proxy card and have no need for the extra copy, please check the box at the right. This will not affect the
distribution of dividends or proxy statements.                          /   /
-------------------------------------------------------------------------------

I plan to attend the Annual Meeting.                 /  /

I plan to bring a guest.                             /  /


                When executed, promptly forward this card to: Proxy Services
                                                              Boston EquiServe
                                                              P.O. Box 9380
                                                              Boston, MA
                                                              02205-9955


Signature(s)                                                   Date
            --------------------------------------------------      -----------
NOTE: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.